EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about June 24, 2013) pertaining to the 2013 Stock Incentive Plan, Employee Stock Purchase Plan and 2008 Stock Plan of Receptos, Inc. of our report dated February 11, 2013 (except for the retroactive effect of the one-for-seven and one-half reverse stock split as described in Note 10, as to which the date is April 25, 2013), with respect to the financial statements of Receptos, Inc. included in its Registration Statement (Form S-1 No. 333-187737), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
June 24, 2013